Exhibit 99.1

Multimedia Games Appoints Chief Financial Officer - Randy Cieslewicz Assumes Role Following Service as Interim CFO

AUSTIN, Texas – April 10, 2007– Multimedia Games, Inc. announced today that effective immediately, Randy S. Cieslewicz has been appointed Chief Financial Officer of the Company. Mr. Cieslewicz has been serving as Multimedia Games’ (“Multimedia’s”) Interim CFO since May 13, 2006.

Clifton Lind, CEO, commented, “As Interim CFO, Randy has demonstrated the skills that best fit our criteria for the CFO position. After searching both externally and internally, the Board has unanimously determined that he is the best candidate for the job and encouraged his promotion. In addition to managing our financial and SEC reporting, during the past 11 months, Randy has been instrumental in structuring and implementing agreements with key customers in important markets including Oklahoma and Mexico. Most recently, he led the Company’s efforts to secure a commitment for a new $150 million credit facility and has been an active participant in our Strategic Review process.”

Prior to assuming the role of Interim CFO, Mr. Cieslewicz served as Multimedia’s Vice President of Tax, Budget, and Corporate Compliance since July 2005. He joined Multimedia in 2002 as Vice President of Tax and Budget. Before joining the Company, Mr. Cieslewicz worked in public accounting from 1994 through 2002, last serving as a Tax Manager for BDO Seidman, LLP. Mr. Cieslewicz received his Bachelor of Business Administration in Accounting from Sam Houston State University. He resides in Austin, TX with his wife and two children.

About the Company

Multimedia Games is a leading developer and supplier of comprehensive systems, content, electronic games and player terminals for the Native American gaming market, as well as for the casino, charity and international bingo, video lottery, and sweepstakes markets. The Company’s ongoing development and marketing efforts focus on gaming systems and products for use by Native American tribes throughout the United States, the commercial casino market, video lottery systems and other products for domestic and international lotteries, and products for charity and international bingo and emerging markets, including sweepstakes, promotional, amusement with prize, and coupon gaming opportunities. Additional information may be found at www.multimediagames.com.

Contact:

Multimedia Games, Inc.

Clifton Lind, 512-334-7500

President and CEO

or

Jaffoni & Collins Incorporated

Joseph N. Jaffoni or Richard Land, 212-835-8500

mgam@jcir.com